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                                                             Exhibit 99(k)(ii)



                    T H E   A L T M A N   G R O U P


                    THE ALTMAN GROUP, INC.              1275 VALLEY BROOK AVE
                    PROXY SOLICITATION                  LYNDHURST, NJ 07071
                    INVESTOR RELATIONS                  TEL: 201-460-1200
                    BANKRUPTCY SERVICES                 FAX: 201-460-0050



April 29, 2004



H&Q Healthcare Investors
30 Rowes Wharf,  Fourth Floor
Boston, MA  02110
Attn:  Kimberly Carroll

Dear Kim:

This will serve as the agreement ("Agreement") between The Altman Group, Inc. ("The Altman Group") and H&Q Healthcare Investors, pursuant to which The Altman Group will serve H&Q Healthcare Investors as information agent for its rights offering, currently scheduled for May 2004.


1.       SERVICES AND  FEES:

         As Information Agent, The Altman Group will perform services related to providing information to shareholders regarding the offering as well as providing intelligence reports to H&Q Healthcare Investors on Bank, Broker and Arbitrageur activity throughout the offering.

         a)       These services include, but are not limited to:

                  i) Contact with banks, brokers and intermediaries to determine the quantity of materials needed, distribute appropriate quantities of such materials.

                  ii) Enclose and mail all necessary offering documents to shareholders offering documents to shareholders to sell their interests.

                  iii) Set up a dedicated toll-free number to respond to inquiries, provide assistance to shareholders and monitor the response to the offer.

                  iv) Enclose and mail the offering documents to interested shareholders and provide periodic reports to the client as to the results and the status of the rights offering.


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For an additional fee, if needed, The Altman Group if requested by the client will proactively contact registered shareholders and/ or non objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

2.       FEES:

         a) The Altman Group agrees to complete the work described above for a fee of $5,500 plus reasonable and documented out-of-pocket expenses.

         b) Reasonable and documented out-of-pocket expenses shall be reimbursed by H&Q Healthcare Investors, and will include such charges as search notification, postage, messengers and overnight couriers, other expenses incurred by The Altman Group in obtaining or converting depository participant, shareholder and/or NOBO listings; and reasonable and customary charges for data processing, supplies, in-house photocopying, telephone usage, and other similar activities.

         c) In addition to the base fee, a $4.75 per telephone call fee will be charged for every inbound telephone call received with regards to the clients offer.

         d) The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $4.75 per shareholder contacted, a $300 set up fee and out of pocket expenses related to telephone lookups and line charges.

3.       BILLING AND PAYMENT:

         An invoice for the agreed base fee of $5,500 is attached, and The Altman Group requires that the signed contract and this retainer be received by our office prior to the distribution of material. Out-of-pocket expenses incurred will be invoiced to H&Q Healthcare Investors after the rights offering is completed.

         Banks, brokers and intermediaries will be directed to send their invoices directly to H&Q Healthcare Investors for payment. The Altman Group will, if requested, assist in reviewing and approving any or all of these invoices.

4.       RECORDS:

         Copies of supplier invoices and other back-up material in support of The Altman Group's out-of-pocket expenses will be available for review at the offices of The Altman Group upon reasonable notice and during normal business hours.


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5.       CONFIDENTIALITY:

         The Altman Group and H&Q Healthcare Investors agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of the Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of H&Q Healthcare Investors and /or its affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such customer information to those employees, officers, agents, and representatives of the The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

6.       INDEMNIFICATION:

         a) The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of H&Q Healthcare Investors (President, Vice President, Secretary, Assistant Secretary, or Treasurer), in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of H&Q Healthcare Investors which conforms to the applicable requirements of this Agreement and which The Altman Group reasonably believes to be genuine.

         b) H&Q Healthcare Investors will indemnify The Altman Group against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of H&Q Healthcare Investors, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

         c) The Altman Group shall be responsible for and shall indemnify and hold H&Q Healthcare Investors harmless from and against any and all losses, damages, cost, charges, counsel fees, payments, expenses and liability arising out of or attributable to The Altman Group's refusal or failure to comply with the terms of this Agreement, or which arise out of The Altman Group's negligence, bad faith or willful misconduct.


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         At its election, H&Q Healthcare Investors may assume the defense of any such action. The Altman Group hereby agrees to advise H&Q Healthcare Investors of any such liability or claim promptly after receipt of the notice thereof; provided however, that The Altman Group's right to indemnification hereunder shall not be limited by its failure to promptly advise H&Q Healthcare Investors of any such liability or claim, except to the extent that H&Q Healthcare Investors is prejudiced by such failure.

7.       TERMINATION:

         This agreement shall end upon the date of the H&Q Healthcare Investors offering, or prior to that upon 30 days' written notice by either party to the other.

8.        GOVERNING LAW:

         This agreement will be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

9.       AMENDMENTS

         This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

10.      ASSIGNMENT

         This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

11.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.      CAPTIONS

         The captions and descriptive headings in this Agreement are for only the convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

13.      SEVERABILITY

         If any provision of this Agreement shall be held invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected.


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14.      SURVIVAL

         The provisions of Sections 5, 6, and 8 shall survive any termination, for any reason, of this Agreement.


If you are in agreement with the above, kindly sign a copy of this agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the retainer is attached and The Altman Group requires that the retainer be received by us prior to the mailing of the offering materials.


                                            Sincerely,

                                            THE ALTMAN GROUP, INC.

                                            /s/ Charlotte Brown
                                            -----------------------------
                                            Charlotte Brown,
                                            Executive Managing Director



AGREED:
H&Q Healthcare Investors


Kimberley L. Carroll
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Print Authorized Name

/s/ Kimberley L. Carroll
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Authorized Signature

Treasurer
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Title

May 25, 2004
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Date


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